                                                EXHIBIT 12

                                     FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                                 COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

        Year Ended August 31
                                    -----------------------------------------------------------
                                        1997        1998        1999        2000         2001
                                    ----------  ---------   ----------  ---------- ------------
                                                      (Amounts in Thousands)
Earnings:
   Pretax Income (Loss) ..........  $ 163,672   $  55,025   $   5,822   $ (50,732)  $(137,540)

   Minority Owners' Interest in
      Income of Consolidated
      Subsidiary that has
      Fixed Charges ..............     10,586       8,346      17,727      24,996      23,164

   Minority Owners' Interest in
      Loss  of
      Consolidated Subsidiary ....     (1,902)     (1,341)        -0-         -0-         -0-

   Equity in net (income) loss of
      Investees (A) ..............       (868)    (56,531)    (65,510)    (56,891)    (27,457)

   Distributions from
      Investees (A) ..............          5      57,620      59,715      58,962      28,774

   Total Fixed Charges
      (excluding interest
      capitalized, net of
      amortization) ..............     79,247   $  94,960   $ 113,611   $ 140,252   $ 167,331
                                    ---------   ---------   ---------   ---------   ---------

Total Earnings ...................  $ 250,740   $ 158,079   $ 131,365   $ 116,587   $  54,272
                                    =========   =========   =========   =========   =========

Fixed Charges:
   Interest (including amounts
      capitalized and amortization
      of debt issuance costs) ....  $  68,099   $  79,421   $  93,686   $ 119,770   $ 139,649

   Estimated Interest Component
      of Rentals .................     15,127      19,483      19,925   $  21,623   $  27,932
                                    ---------   ---------   ---------   ---------   ---------

Total Combined Fixed Charges .....  $  83,226   $  98,904   $ 113,611   $ 141,393   $ 167,581
                                    =========   =========   =========   =========   =========

Ratio of Earnings to
   Combined Fixed Charges ........        3.0         1.6         1.2         0.8         0.3

(A) For 1997, equity interest and distributions  shown represent  less-than-50%-owned  Investees.  For 1998 through
2001, equity interest and distributions shown represent 50%-owned and less-than-50%-owned Investees.